                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             Six Months Ended      Three Months Ended
                                           June 30     June 30     June 30    June 30
                                            2002        2001         2002        2001
                                           --------    --------    --------    --------
                                           (Thousands of Dollars, except ratio amounts)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $22,361     $(4,675)    $ 7,891     $(8,629)
Amortization of capitalized interest         1,450       1,313         729         693
Interest expense                            15,924      17,381       7,889       8,487
Interest portion of rental expense             749       1,146          66         526
                                           --------    --------    --------    --------
Earnings                                   $40,484     $15,165     $16,575     $ 1,077
                                           ========    ========    ========    ========
Interest                                   $16,107     $17,776     $ 7,944     $ 8,674
Interest portion of rental expense             749       1,146          66         526
                                           --------    --------    --------    --------
Fixed Charges                              $16,856     $18,922     $ 8,010     $ 9,200
                                           ========    ========    ========    ========
Ratio of Earnings to Fixed Charges            2.40        0.80        2.07        0.12
                                           ========    ========    ========    ========